EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated December 22, 2011 on the financial statements of IceWeb, Inc. for the years ended September 30, 2011 and 2010, included in the Registration Statement of IceWeb, Inc. on Form S-1 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
September 24, 2012